Exhibit 10.1

Hello!

This is your Offer.

Amrita Ahuja

Chief Financial Officer

San Francisco

12/14/2018

Dear Amrita,

First of all, this is awesome! We, here at Square, Inc., a Delaware corporation (the “Company”), are really, really excited to offer you employment with the Company on the terms described below.

KEY HIGHLIGHTS

1.

Position. You will start in a full-time position as the Chief Financial Officer and you will report to Jack Dorsey. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit or restrict you from performing your duties with the Company.

2.	Compensation. You will be paid an annual salary at the rate of $450,000 payable on the Company’s regular payroll dates. Your position is classified as exempt.

You will be paid a one-time hire-on bonus of $315,000 which will be included in your first paycheck, and an additional one-time hire-on bonus of $150,000 that will be paid on the first paycheck following the first anniversary of your employment.

In addition, to help facilitate your move, the Company will provide you with access to our relocation services provider, which will arrange for reasonable relocation needs, the costs of which will be covered by the Company.

If you voluntarily terminate your employment with the Company within 12 months of your hire date, you will be responsible for reimbursing all or part of the relocation costs paid by the Company, and any hire-on bonus, at the Company’s sole discretion.

3.

Equity Awards. We will recommend to the Board of Directors of Square, Inc. or an authorized committee thereof (in either case, the “Committee”) that you be granted equity awards with a total target value of $12,000,000 which will be comprised of 75% Restricted Stock Award (“RSAs”) and 25% Stock Options.

The recommended grant of RSAs will have a target value of $9,000,000 (the “RSA Target Value”). The number of RSAs that will be recommended will be calculated by dividing the RSA Target Value by the per share fair value of RSAs on the grant date, as determined under ASC 718. Each RSA is a conditional right to receive shares of Square, Inc.’s Class A common stock. The RSAs will be subject to the terms and conditions applicable to restricted stock awards granted under Square, Inc.’s 2015 Equity Incentive Plan (the “Plan”) and the applicable restricted stock award agreement. The vesting commencement date for each RSA will be the 1st or the 16th day of the month immediately following your hire date (the “Vesting Commencement Date”). 25% of the RSAs will vest on the one year anniversary of the Vesting Commencement Date and 1/16th of the RSAs will vest on quarterly vesting dates thereafter on the same day of the month as the Vesting Commencement Date as long as you remain in continuous service to the Company or any affiliate of the Company, as described in the applicable restricted stock award agreement. In the event that your service with the Company or any affiliate of the Company terminates, all unvested RSAs will be forfeited.

The recommended grant of Stock Options will have a target value of $3,000,000 (the “Option Target Value”). The number of shares subject to the stock option will be determined by dividing the Option Target Value by the per share fair value of Stock Options on the grant date, as determined under ASC 718. Each Stock Option is a right to purchase a share of Square, Inc.’s Class A common stock (collectively, the “Option”). The Option will be subject to the terms and conditions applicable to stock options granted under the Plan and the applicable stock option agreement. The vesting commencement date for the Option will be your hire date (the “Option Vesting Commencement Date”). 25% of the shares subject to the Option will vest and become exercisable on the one year anniversary of the Option Vesting Commencement Date and 1/48th of the shares subject to the Option will vest and become exercisable on a monthly basis thereafter (on the same day of the month as the Option Vesting Commencement Date) as long you remain in continuous service to the Company, as described in the applicable option agreement.

The grant to you of such RSAs and such Option by Square, Inc. is subject to the approval of the Committee, and this promise to recommend such approval is not a promise of compensation, is not an offer of securities and is not intended to create any obligation on the part of the Company. You should consult with your own tax advisor concerning the tax risks associated with accepting an award of RSAs or Stock Options pertaining to Square, Inc.’s Class A common stock.

PROTECTING YOU AND SQUARE

4.

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). This is serious stuff. We don’t want you to give away our secret sauce.

5.

Employment Relationship. Employment with the Company is not for a specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, without prior notice and with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6.

Outside Activities. Yes, you can have a life outside of work. But, while you render services to the Company, you agree that you will not engage in any outside activity if it could interfere with your work performance or work schedule at the Company, or if it could result in an actual or potential conflict of interest or the appearance of a conflict of interest. Outside activities include (but are not limited to) other employment, consulting, serving on a board or in another advisory capacity, and volunteer activities. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. Per the Company’s Outside Activities Policy, you must disclose to your manager in writing any other gainful employment, business or activity that you are currently associated with or participate in that has the potential to compete with the Company.

7.	Withholding Taxes. (It’s true, you have to pay taxes) All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8.

Authorization to Work. You must have authorization to work for the Company in the United States. We ask that you present documentation demonstrating that you have authorization to work for the Company in the United States no later than three (3) days of your start date.

9.

Arbitration. While the Company hopes that employment disputes will not occur, the Company believes that, if they do arise, it is in the interest of everyone involved to handle them through arbitration, which seeks to resolve disputes in a manner that is faster, more efficient, and less formal than litigation in court. Therefore, your employment is subject to the arbitration agreement set forth in Addendum A, which includes a waiver of class, collective, and representative claims, unless you timely opt out of that waiver.

10.	Background Check. The Company may conduct an employment verification of criminal, education, and employment background. This offer can be rescinded based upon data received in the verification.

11.

Severance. You will be eligible to enter into a Change of Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your senior position within the Company. The Severance Agreement will specify the severance payments and benefits you would be entitled to in connection with a change of control transaction and certain terminations of employment.

12.

Entire Agreement. This letter (including its Addendum A), along with the Confidentiality Agreement, the Severance Agreement, the Plan, and any other restricted stock unit or stock option agreements between you and the Company governing your Company equity award(s), collectively constitute the entire agreement between you and the Company regarding the subject matter contained herein, and they supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

LET’S MAKE IT OFFICIAL

Congratulations on making it this far! To accept this offer, please sign and date this letter, and the Confidentiality Agreement below and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the end of the day of 12/16/2018.

We look forward to having you join us.

Very truly yours,

Square Inc.

By:		Accepted and agreed:

	/s/ Aaron Zamost	/s/ Amrita Ahuja
	(Signature)	(Signature)

	Aaron Zamost	Amrita Ahuja
	Name	Name

	Communications & People Lead	12/16/2018
	Title	Date

	12/14/2018	1/14/2019
	Date	Anticipated Start Date